Exhibit 2

EXECUTION VERSION

PURCHASE AGREEMENT

BY AND BETWEEN

HIGH POINT INFRASTRUCTURE PARTNERS, LLC

AND

AIM MIDSTREAM HOLDINGS, LLC

April 15, 2013

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4.20	Regulatory Status	22
4.21	Intellectual Property	23
4.22	Insurance	23
4.23	NYSE Listing	23
4.24	Books and Records; Sarbanes-Oxley Compliance.	23
4.25	Restrictions on Business	24
4.26	Adequacy of Assets	24
4.27	Termination of Related Party Transactions	25

ARTICLE V
COVENANTS OF THE PARTIES

5.1	Governmental Approvals	25
5.2	Reserved	25
5.3	Further Assurances	25
5.4	Public Statements	26
5.5	No Solicitation of Employees	26
5.6	Tax Matters	26
5.7	Purchase Price Allocation	28
5.8	AMID GP Expenses.	28
5.9	Commitment Regarding Indemnification Provisions; D&O Insurance Continuation; Registration Rights.	29
5.10	Transfer of Interests	29
5.11	Seller Warrants	29
5.12	Delivery of Subordinated Units and Seller Restricted Common Units	30

ARTICLE VI
INDEMNIFICATION

6.1	Indemnification by HPIP	30
6.2	Indemnification by Seller	30
6.3	Limitations and Other Indemnity Claim Matters	30
6.4	Indemnification Procedures	32
6.5	No Reliance	34
6.6	Tax Treatment	34

ARTICLE VII
GOVERNING LAW AND CONSENT TO JURISDICTION

7.1	Governing Law	34
7.2	Consent to Jurisdiction	35
7.3	Waiver of Jury Trial	35

ARTICLE VIII
GENERAL PROVISIONS

8.1	Amendment and Modification	35
8.2	Waiver of Compliance; Consents	35
8.3	Notices	36
8.4	Assignment	37
8.5	Third Party Beneficiaries	37

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8.6	Entire Agreement	37
8.7	Severability	37
8.8	Representation by Counsel	37
8.9	Disclosure Schedules	37
8.10	Facsimiles; Counterparts	38

Exhibits

Exhibit A	—	Definitions
Exhibit B	—	Form of Assignment of Interests
Exhibit C	—	Form of Escrow Agreement

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PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of April 15, 2013, is made and entered into by and between High Point Infrastructure Partners, LLC, a Delaware limited liability company (“HPIP”), and AIM Midstream Holdings, LLC, a Delaware limited liability company (“Seller”).

Each of the parties to this Agreement is sometimes referred to individually in this Agreement as a “Party,” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”

R E C I T A L S

WHEREAS, Seller owns 4,526,066 subordinated units representing limited partner interests (the “Subordinated Units”) of American Midstream Partners, LP, a Delaware limited partnership (“AMID”), which constitute all of the issued and outstanding Subordinated Units in AMID;

WHEREAS, American Midstream GP, LLC, a Delaware limited liability company (“AMID GP”), is the sole general partner of AMID with a 1.9820% general partner interest in AMID and owns 100% of the Incentive Distribution Rights;

WHEREAS, Seller is the sole member of AMID GP and owns 100% of the outstanding membership interests in AMID GP;

WHEREAS, concurrent with the execution and delivery of this Agreement, HPIP and AMID will execute a Contribution Agreement (the “Contribution Agreement”), pursuant to which HPIP will contribute to AMID cash and certain assets identified in the Contribution Agreement in exchange for 5,142,857 Series A Convertible Preferred Units issued by AMID (the “Convertible Preferred Units”) having the terms set forth in the Third Amended and Restated Agreement of Limited Partnership of AMID (the “Third Amended and Restated Partnership Agreement”), the form of which is attached to the Contribution Agreement;

WHEREAS, concurrent with transfer of the Transferred AMID GP Membership Interest (as defined below), HPIP and AMID will execute a Second Amended and Restated Limited Liability Company Agreement of AMID GP (the “Second Amended & Restated GP LLC Agreement”), pursuant to which Seller will have certain rights as a holder of 10% of the outstanding membership interests in AMID GP (the “Retained GP Interest”); and

WHEREAS, Seller desires to sell to HPIP, and HPIP desires to purchase from Seller, the Subordinated Units and 90% of the outstanding membership interests in AMID GP (the “Transferred AMID GP Membership Interest”) (collectively, the “Subject Interests”), all on the terms and subject to the conditions set forth herein.

A G R E E M E N T S

NOW, THEREFORE, in consideration of the representations, warranties, agreements and covenants contained in this Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties undertake and agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.1 Definitions. Capitalized terms used in this Agreement but not defined in the body of this Agreement shall have the meanings ascribed to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A with reference to the location of the definitions of such terms in the body of this Agreement.

1.2 Interpretations. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) references to any Exhibit, Schedule, Section, Article, Annex, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, Annexes, subsections and other subdivisions of this Agreement; (e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (h) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (i) references to “days” are to calendar days; and (j) all references to money refer to the lawful currency of the United States. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

ARTICLE II

ACQUISITION OF THE SUBJECT INTERESTS; CLOSING

2.1 Purchase and Sale of the Subject Interests. Upon the terms contained in this Agreement, Seller sold, transferred, and delivered to HPIP, and HPIP purchased from Seller, the Subject Interests for an aggregate purchase price in cash of Fifty Million Dollars ($50,000,000), less the Estimated AMID GP Expenses (the “Purchase Price”).

2.2 Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) took place at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002 on the date hereof (the “Closing Date”). The Closing is deemed effective as of 12:01 a.m., Houston, Texas time, on the Closing Date.

2.3 Deliveries and Actions at Closing.

(a) Purchase and Sale of the Subject Interests. Upon the terms contained in this Agreement, at the Closing, Seller assigned, transferred and delivered to HPIP the Subject Interests. In exchange for the Subject Interests, HPIP paid to, or caused to be paid on behalf of, Seller at the Closing an amount equal to the Purchase Price.

(b) Seller Deliveries and Actions. At the Closing, Seller executed and delivered, or caused to be executed and delivered, to HPIP each of the following documents, where the execution or delivery of documents is contemplated, and took or caused to be taken the following actions, where the taking of actions is contemplated:

(i) Subordinated Units. A copy from AMID GP, as the transfer agent of AMID, of (A) a certificate, countersigned by AMID GP, representing 4,526,066 Subordinated Units in the name of HPIP and (B) a letter from Seller, addressed to and acknowledged by AMID GP as the general partner of AMID and the transfer agent and registrar with respect to the Subordinated Units, instructing AMID GP to cancel 4,526,066 Subordinated Units held by Seller and to issue a certificate representing 4,526,066 Subordinated Units in the name of HPIP.

(ii) Assignment of Transferred AMID GP Membership Interest. An assignment (the “Assignment of Interest”), substantially in the form attached hereto as Exhibit B, evidencing the conveyance, assignment, transfer and delivery to HPIP of the Transferred AMID GP Membership Interest, duly executed by Seller.

(iii) Resignations of Directors. The written resignations of the directors of AMID GP that are set forth on Schedule 2.3(b)(iii) of the HPIP Disclosure Schedules effective as of Closing.

(iv) Managing Member’s Certificate. A certificate of a managing member of the manager of Seller, certifying as to and attaching: (i) Seller’s limited liability company agreement (excluding signature pages, schedules of members, capitalization information and amendments that do not affect the governance of Seller), (ii) the resolutions of the manager of Seller authorizing the execution and delivery of this Agreement and the transactions contemplated hereby, and (iii) the incumbency of the managing member of the manager of Seller authorized to execute this Agreement on behalf of Seller.

(v) Certified Charter; Good Standing Certificates.

(A) A copy of Seller’s certificate of formation and a certificate of existence and good standing as of a recent date with respect to Seller, issued by the Secretary of State of Delaware.

(B) A copy of each AMID Entity’s certificate of formation and a certificate of existence and good standing as of a recent date with respect to each AMID Entity, issued by the Secretary of State of Delaware or of the applicable state of formation and a certificate of the Secretary of State (or corresponding official) of each applicable jurisdiction, dated as of a recent date, evidencing the qualification and good standing of each of the AMID Entities as a foreign limited liability company, foreign limited partnership or foreign corporation, as the case may be.

(vi) Cross-Receipt. A cross-receipt executed by Seller and delivered to HPIP certifying that Seller has received the Purchase Price less the Escrow Amount.

(vii) FIRPTA Certificate. A certificate of Seller in the form specified in Treasury Regulation Section 1.1445-2(b)(2)(iv) that Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(viii) Escrow Agreement. Seller’s countersignature to the escrow agreement substantially in the form attached hereto as Exhibit C (the “Escrow Agreement”).

(ix) Second Amended & Restated GP LLC Agreement. A counterpart of the Second Amended & Restated GP LLC Agreement, duly executed by Seller.

(x) AMID Credit Facility Waiver. A waiver or amendment of the AMID Credit Facility mutually satisfactory to AMID and HPIP in their respective reasonable discretion.

(xi) Termination of AMID GP Indebtedness. Evidence reasonably satisfactory to HPIP in its sole discretion that any Contracts relating to indebtedness for borrowed money between Seller or its Affiliates (other than AMID GP) and officers, directors and employees thereof, on the one hand, and AMID GP, on the other hand, have been terminated and the amounts due thereunder repaid on or prior to the Closing without any loss, liability or expense of AMID GP remaining thereunder.

(xii) Consents. All final and nonappealable authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods set forth on Schedules 4.3 or 4.4 of the Seller Disclosure Schedules.

(xiii) Delivery to Escrow Agent. Evidence of Seller’s actions to cause delivery of the Seller Restricted Common Units to the Escrow Agent within three (3) days of the date hereof, pursuant to the terms of the Escrow Agreement.

(c) HPIP Deliveries and Actions. At the Closing, HPIP executed and delivered, or caused to be executed and delivered, to Seller, each of the following documents, where the execution or delivery of documents is contemplated, and took or caused to be taken the following actions, where the taking of actions is contemplated:

(i) Purchase Price. An amount equal to (A) the Purchase Price less (B) the Escrow Amount, paid by HPIP by wire transfer of immediately available funds to an account designated by Seller.

(ii) Escrow Amount. An amount equal to Twelve Million Five Hundred Thousand Dollars ($12,500,000) (the “Escrow Amount”), paid by HPIP to the Escrow Agent by wire transfer of immediately available funds to an account designated in the Escrow Agreement.

(iii) Escrow Agreement. A countersignature of each of HPIP and the Escrow Agent to the Escrow Agreement.

(iv) Assignment of Interest. A counterpart of the Assignment of Interest, duly executed by HPIP.

(v) Secretary’s Certificate. A certificate of the Secretary or Assistant Secretary of HPIP, certifying as to and attaching: (i) the resolutions of the management committee of HPIP authorizing the execution and delivery of this Agreement and the transactions contemplated hereby, and (iii) the incumbency of the officers authorized to execute this Agreement on behalf of HPIP.

(vi) Good Standing Certificate. A certificate from the Secretary of State of the State of Delaware evidencing that HPIP is in good standing in the State of Delaware.

(vii) Cross-Receipt. A cross-receipt executed by HPIP and delivered to Seller certifying that HPIP has received the Subject Interests.

(viii) Second Amended & Restated GP LLC Agreement. A counterpart of the Second Amended & Restated GP LLC Agreement, duly executed by HPIP.

(ix) Consents. All final and nonappealable authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods set forth on Schedules 3.3 or 3.4 of the HPIP Disclosure Schedules.

2.4 Escrow Agreement.

(a) Seller Restricted Common Units and Seller Warrants. The Seller Restricted Common Units and the Seller Warrants (if issued to Seller pursuant to Section 2.4(b)) shall be held by the Escrow Agent pursuant to, and distributed to HPIP or Seller, as the case may be, in accordance with, the terms of the Escrow Agreement. For the purpose of determining the amount of Seller Restricted Common Units or Seller Warrants, as applicable, to be released to HPIP in satisfaction of any claims made by HPIP pursuant to Article VI, (i) each Seller Restricted Common Unit will have a value equal to ninety percent (90%) of the volume weighted average price of the Common Units traded on the NYSE for the 30 consecutive trading days ending on the day prior to the date of such release, and (ii) each Seller Warrant will have a value equal to the fair market value of such Seller Warrant as of the date of such release. The Escrow Agreement will specify that any claims made by HPIP pursuant to Article VI will first be satisfied by the release to HPIP of Seller Restricted Common Units until all such Seller Restricted Common Units have been released to HPIP and then by the release of any of the Seller Warrants; provided, however, that in the event that claims made by HPIP pursuant to Article VI are to be satisfied by the release to HPIP of units of the Seller Restricted Common Units, Seller may, at its election, satisfy such claim in cash. Any fees, costs or expenses incurred with respect to the Escrow Agreement and the services provided by the Escrow Agent shall be paid by Seller.

(b) Escrow Amount. The Escrow Amount shall be held by the Escrow Agent pursuant to, and distributed to AMID or Seller, as the case may be, in accordance with, the terms of the Escrow Agreement. The Escrow Agreement will provide for an escrow period with respect to the Escrow Amount beginning on the date hereof and ending on the first to occur of (i) the date that is six (6) months from the Closing Date (the “Expiration Date”) and (ii) the Equity Restructuring Completion Date. If the Equity Restructuring Completion Date occurs prior to the Expiration Date, the Escrow Agent shall release the Escrow Amount to AMID, and HPIP shall cause AMID to issue to Seller, and deliver to the Escrow Agent, the Seller Warrants. If the Equity Restructuring Completion Date does not occur prior to the Expiration Date, the Escrow Agent will release the Escrow Amount to Seller on the Expiration Date. Any interest earned with respect to the Escrow Amount shall be distributed together with the Escrow Amount to AMID or Seller, as applicable.

2.5 Withholding. HPIP shall be entitled to deduct and withhold from the consideration otherwise payable to Seller pursuant to this Agreement such amounts as HPIP is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HPIP

HPIP hereby represents and warrants to Seller as follows:

3.1 Organization; Qualification. HPIP is an entity duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. HPIP is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to materially impair HPIP’s ability to perform its obligations under this Agreement. HPIP has made available to Seller true and complete copies of the Organizational Documents of HPIP as in effect on the Closing Date.

3.2 Authority; Enforceability.

(a) HPIP has the requisite limited liability company power and authority to execute and deliver the Transaction Documents to which it is a party, and to consummate the transactions contemplated thereby. The execution and delivery by HPIP of the Transaction Documents to which HPIP is a party, and the consummation by HPIP of the transactions contemplated thereby, have been duly and validly authorized by HPIP, and no other proceedings on the part of HPIP are necessary to authorize the Transaction Documents to which it is a party or to consummate the transactions contemplated by the Transaction Documents to which it is a party.

(b) The Transaction Documents to which HPIP is a party have been duly executed and delivered by HPIP, and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which HPIP is a party constitutes the valid and binding agreement of HPIP, enforceable against HPIP in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to legal principles of general applicability governing the availability of equitable remedies, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law) (collectively, “Creditors’ Rights”).

3.3 Non-Contravention. Except as set forth on Schedule 3.3 of the HPIP Disclosure Schedules, the execution, delivery and performance by HPIP of the Transaction Documents to which HPIP is a party, and the consummation by HPIP of the transactions contemplated thereby, does not and will not: (i) result in any breach of any provision of the Organizational Documents of HPIP; (ii) constitute a default (or an event that with the giving of notice or passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment, preferential purchase right or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which HPIP or its Subsidiaries is a party or by which any property or asset of HPIP or its Subsidiaries is bound or affected; or (iii) assuming compliance with the matters referred to in Section 3.4, violate any Law to which HPIP or its Subsidiaries is subject or by which any of HPIP’s properties or assets is bound, except, in the case of clauses (ii) and (iii) for such defaults or rights of termination, cancellation, amendment or acceleration or violations as would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which HPIP is a party or to materially impair HPIP’s ability to perform its obligations under the Transaction Documents to which it is a party.

3.4 Governmental Approvals. Except as set forth on Schedule 3.4 of the HPIP Disclosure Schedules, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority by HPIP is necessary for the consummation by HPIP of the transactions contemplated by the Transaction Documents to which it is a party, other than such declarations, filings, registrations, notices, authorizations, consents or approvals that have been obtained or made or that would in the ordinary course be made or obtained after the Closing, or which, if not obtained or made, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which HPIP is a party or to materially impair HPIP’s ability to perform its obligations under the Transaction Documents to which it is a party.

3.5 Legal Proceedings. Other than as is set forth on Schedule 3.5 of the HPIP Disclosure Schedules, there are no material Proceedings pending or, to the Knowledge of HPIP, threatened against HPIP, except such Proceedings as would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which HPIP is a party or to materially impair HPIP’s ability to perform its obligations under the Transaction Documents to which it is a party.

3.6 Brokers’ Fee. Except as set forth on Schedule 3.6 of the HPIP Disclosure Schedules, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of HPIP or any of its Affiliates.

3.7 Matters Relating to Acquisition of the Subject Interests.

(a) HPIP has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Subject Interests and is capable of bearing the economic risk of such investment. HPIP is an “accredited investor” as that term is defined in Rule 501 of Regulation D (without regard to Rule 501(a)(4)) promulgated under the Securities Act. HPIP is acquiring the Subject Interests for investment for its own account and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Subject Interests. HPIP does not have any Contract or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Subject Interests. HPIP acknowledges and understands that (i) the acquisition of the Subject Interests has not been registered under the Securities Act in reliance on an exemption therefrom and (ii) the Subject Interests will, upon such acquisition, be characterized as “restricted securities” under state and federal securities laws. HPIP agrees that the Subject Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities laws.

(b) HPIP has undertaken such investigation as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the acquisition of the Subject Interests. HPIP has had an opportunity to ask questions and receive answers from Seller regarding the terms and conditions of the offering of the Subject Interests and the business, properties, prospects and financial condition of AMID. The foregoing, however, does not modify the representations and warranties of Seller in Article IV and such representations and warranties constitute the sole and exclusive representations and warranties of Seller to HPIP in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to HPIP as follows:

4.1 Organization; Qualification. Seller and each AMID Entity is an entity duly formed, validly existing and in good standing under the laws of the state of its organization and has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have an AMID Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which Seller or AMID is a party or to materially impair the ability of Seller or AMID to perform its obligations under the Transaction Documents to which it is a party. Seller has made available to HPIP true and complete copies of the Organizational Documents of Seller and each AMID Entity, as in effect on the Closing Date.

4.2 Authority; Enforceability; Valid Issuance.

(a) Seller has the requisite limited liability company power and authority to execute and deliver the Transaction Documents to which it is a party, and to consummate the transactions contemplated thereby. The execution and delivery by Seller of the Transaction Documents to which it is a party, and the consummation by it of the transactions contemplated thereby, have been duly and validly authorized by Seller, and no other limited liability company proceedings on the part of Seller are necessary to authorize the Transaction Documents to which it is a party or to consummate the transactions contemplated by the Transaction Documents to which it is a party.

(b) The Transaction Documents to which Seller is a party have been duly executed and delivered by Seller, and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which Seller is a party constitutes the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by Creditors’ Rights.

(c) The issuance of the Convertible Preferred Units pursuant to the Contribution Agreement and the Conversion Units (as defined in the Contribution Agreement) have been duly authorized in accordance with the Organizational Documents of AMID. The Convertible Preferred Units, when issued and delivered to HPIP in accordance with the terms of this Agreement, and the Conversion Units, when issued upon conversion of the Convertible Preferred Units, in each case will be validly issued, fully paid (to the extent required under the Third Amended and Restated Partnership Agreement), not be issued in violation of any pre-emptive rights or other similar rights, nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and, except as provided in the Third Amended and Restated Partnership Agreement, free of any restriction upon voting or transfer thereof, other than transfer restrictions imposed by federal and state securities laws or as set forth in the Third Amended and Restated Partnership Agreement, pursuant to the Organizational Documents of AMID or any Contract to which any of the AMID Entities is a party or by which any property or asset of any such Person is bound or affected.

4.3 Non-Contravention. Except as set forth on Schedule 4.3 of the Seller Disclosure Schedules, the execution, delivery and performance of the Transaction Documents to which Seller is a party by Seller and the consummation by Seller of the transactions contemplated thereby does not and will not: (a) result in any breach of any provision of the Organizational Documents of Seller or any AMID Entity; (b) constitute a default (or an event that with the giving of notice or passage of time or both would give rise to a default) or cause any obligation under, or give rise to any right of termination, cancellation, amendment, preferential purchase right or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which Seller or any AMID Entity is a party or by which any property or asset of Seller or any AMID Entity is bound or affected; (c) assuming compliance with the matters referred to in Section 4.4, violate any Law to which Seller or any AMID Entity is subject or by which any of Seller or any AMID Entity’s properties or assets is bound; or (d) constitute (with or without the giving of notice or the passage of time or both) an event which would result in the creation of any Lien (other than Permitted Liens) on any asset of any AMID Entity, except, in the cases of clauses (b), (c) and (d), for such defaults or rights of termination, cancellation, amendment, acceleration, violations or Liens as would not reasonably be expected to have an AMID Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which Seller or AMID is a party or to materially impair Seller’s or AMID’s ability to perform its obligations under the Transaction Documents to which it is a party.

4.4 Governmental Approvals. Except as set forth on Schedule 4.4 of the Seller Disclosure Schedules, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority by Seller or any AMID Entity is necessary for the consummation by Seller or AMID of the transactions contemplated by the Transaction Documents to which it is a party, other than such declarations, filings, registrations, notices, authorizations, consents or approvals that have been obtained or made or that would in the ordinary course be made or obtained after the Closing, or which, if not obtained or made, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which Seller or AMID is a party or to materially impair Seller’s or any AMID Entity’s ability to perform its obligations under the Transaction Documents to which it is a party.

4.5 Capitalization.

(a) Seller is the sole member of AMID GP and owns the Transferred AMID GP Membership Interest. The Transferred AMID GP Membership Interest has been duly authorized and validly issued in accordance with the limited liability company agreement of AMID GP (the “GP LLC Agreement”), is fully paid (to the extent required under the GP LLC Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 18-303, 18-607 and 18-804 of the Delaware LLC Act) and has not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. The Transferred AMID GP Membership Interest is owned by Seller free and clear of all Liens, other than (i) transfer restrictions imposed by federal and state securities laws; (ii) any transfer restrictions contained in the GP LLC Agreement; and (iii) the GP Notes.

(b) AMID GP is the sole general partner of AMID, owns a 1.9820% general partner interest in AMID consisting of 185,451 units (the “AMID GP Interest”) and owns 100% of the Incentive Distribution Rights (collectively with the AMID GP Interest, the “AMID Interests”). The AMID Interests have been duly authorized and validly issued in accordance with the Third Amended and Restated Partnership Agreement and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. The AMID GP Interest is fully paid (to the extent required under the Organizational Documents of AMID). The AMID Interests are owned by AMID GP free and clear of all Liens, other than (i) transfer restrictions imposed by federal and state securities laws and (ii) any transfer restrictions contained in the Third Amended and Restated Partnership Agreement.

(c) As of the date hereof: (i) 4,645,453 Common Units were issued and outstanding (an aggregate of 8,749 AMID Common Units have been authorized for issuance but not yet issued under AMID’s employee benefit plans), (ii) 4,526,066 Subordinated Units were issued and outstanding, all of which were owned by Seller, (iii) no AMID options were outstanding that are exercisable or exchangeable for or convertible into AMID Common Units and (iv) 848,496 Common Units were available for issuance under AMID’s employee benefit plans, of which zero Common Units were subject to issuance upon the exercise of outstanding AMID options and 154,043 Common Units were subject to issuance upon the settlement of outstanding phantom units.

(d) All of the issued and outstanding limited partner interests in AMID are duly authorized and validly issued in accordance with the Organizational Documents of AMID, and are fully paid (to the extent required under the Organizational Documents of AMID) and nonassessable (except as nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and were not issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person.

(e) Except as set forth in the Organizational Documents of AMID, except as provided in Section 4.5(c) and except as set forth in Schedule 4.5(e) of the Seller Disclosure Schedules, there are no preemptive rights, rights of first refusal or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate any of the AMID Entities to issue or sell any equity interests of AMID or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in AMID, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as set forth in Schedule 4.5(e) of the Seller Disclosure Schedules, except for the rights of AMID GP pursuant to the Third Amended and Restated Partnership Agreement and except for the rights of the holder(s) of Convertible Preferred Units, there are no preemptive rights, rights of first refusal or other outstanding options, warrants, conversion rights, redemption rights, repurchase rights, calls or subscription agreements pursuant to any AMID Entity’s Organizational Documents or any other agreement to which an AMID Entity is party that are or will be exercisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein.

(f) None of the AMID Entities have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in AMID on any matter.

4.6 Ownership of Subject Interests.

(a) Upon the consummation of the transactions contemplated by this Agreement, Seller will assign, convey, transfer and deliver to HPIP good and valid title to the Subject Interests free and clear of all Liens other than (i) transfer restrictions imposed by federal and state securities laws and (ii) any transfer restrictions contained in the GP LLC Agreement.

(b) Seller is not a party to any agreements, arrangements or commitments obligating Seller to grant, deliver or sell, or cause to be granted, delivered or sold, the Subject Interests, by sale, lease, license or otherwise, other than this Agreement.

(c) There are no voting trusts, proxies or other agreements or understandings to which Seller is bound with respect to the voting of the Subject Interests.

4.7 Subsidiaries.

(a) Except for its general partner interest in AMID, AMID GP does not have any stock or equity ownership (whether controlling or not) in any corporation, association, partnership, limited liability company, joint venture or other entity.

(b) Schedule 4.7 of the Seller Disclosure Schedules sets forth the name of each Subsidiary of AMID, including each Subsidiary (the “Operating Company Subsidiaries”) of American Midstream, LLC (the “Operating Company”) and the jurisdiction of its incorporation or formation, as applicable. AMID is the sole stockholder of American Midstream Finance Corporation (“AMFC”) and owns 100% of the issued and outstanding capital stock of AMFC; such capital stock has been duly authorized and validly issued in accordance with the Organizational Documents of AMFC and is fully paid (to the extent required under the Organizational Documents of AMFC) and nonassessable; and AMID owns such capital stock free and clear of all Liens, except for those Liens securing obligations under the AMID Credit Facility and except for transfer restrictions imposed under federal and state securities laws or under the Organizational Documents of AMFC. AMID is the sole member of the Operating Company and owns 100% of the membership interests in the Operating Company; such membership interests have been duly authorized and validly issued in accordance with the limited liability company agreement of the Operating Company (the “Operating Company Operating Agreement”) and are fully paid (to the extent required under the Operating Company Operating Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 18-303, 18-607 and 18-804 of the Delaware LLC Act); and AMID owns such membership interests free and clear of all Liens, except for those Liens securing obligations under the AMID Credit Facility and except for transfer restrictions imposed under federal and state securities laws or under the Operating Company Operating Agreement. The Operating Company owns, directly or indirectly, 100% of the membership interests or limited partner interests, as applicable, in each of the Operating Company Subsidiaries; such equity interests have been duly authorized and validly issued in accordance with the Organizational Documents of each Operating Company Subsidiary and are fully paid (to the extent required under such Organizational Documents) and nonassessable (except as such nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the Delaware LLC Act and Section 153.210 of the Texas Business Organizations Code, as applicable); and the Operating Company owns, directly or indirectly, such equity interests free and clear of all Liens, except for those Liens securing obligations under the AMID Credit Facility and except for the transfer restrictions imposed under federal and state securities laws or under the Organizational Documents of the applicable Operating Company Subsidiary.

(c) Except as set forth on Schedule 4.7(c) of the Seller Disclosure Schedules and other than (i) AMID’s ownership of its 100% membership interest in the Operating Company, (ii) AMID’s ownership of 100% of the issued and outstanding capital stock of AMFC and (iii) the Operating Company’s direct or indirect ownership of 100% equity interests in each of the Operating Company Subsidiaries, none of AMID, AMFC or the Operating Company owns (other than with respect to the transactions contemplated by the Contribution Agreement) directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

(d) Subject to limitations under applicable Law and the AMID Credit Agreement, and except as disclosed on Schedule 4.7(d) of the Seller Disclosure Schedules, no Subsidiary of AMID is currently prohibited, directly or indirectly, from paying any dividends to AMID, from making any other distribution on such Subsidiary’s equity interests, from repaying to AMID any loans or advances to such Subsidiary from AMID or from transferring any of such Subsidiary’s property or assets to AMID or any other Subsidiary of AMID.

4.8 Compliance with Law. Except for Environmental Laws, Laws requiring the obtaining or maintenance of a Permit and Tax matters, which are the subject of Sections 4.13, 4.16 and 4.17, respectively, and except as to specific matters disclosed in the AMID SEC Documents (as defined below) filed or furnished on or after January 1, 2012 and prior to the date hereof (excluding any disclosures included in any “risk factor” section of such AMID SEC Documents or any other disclosures in such AMID SEC Documents to the extent they are predictive or forward-looking and general in nature), (a) each of the AMID Entities is in compliance in all material respects with all applicable Laws, (b) none of the AMID Entities has received written notice of any material violation of any applicable Law and (c) to the Knowledge of Seller, none of the AMID Entities is under investigation by any Governmental Authority for potential material non-compliance with any Law.

4.9 Title to Properties and Assets. Each AMID Entity has title to or rights or interests in its real property and personal property, free and clear of all Liens (subject to Permitted Liens), sufficient to allow it to conduct its business as currently being conducted in all material respects. Since November 4, 2009, the AMID Entities have maintained their tangible assets in all material respects in accordance with prudent industry standards generally applicable to similar assets.

4.10 Rights-of-Way. Each AMID Entity’s Rights-of-Way are set forth on Schedule 4.10 of the Seller Disclosure Schedules. Each AMID Entity has such Rights-of-Way from each Person as are necessary to use, own and operate such AMID Entity’s assets in the manner such assets are currently used, owned and operated by such AMID Entity. Each AMID Entity has fulfilled and performed all of its obligations with respect to such Rights-of-Way in all material respects. No event has occurred that allows, or after the giving of notice or the passage of time, or both, would allow, revocation or termination thereof or would result in any material impairment of the rights of the holder of any such Rights-of-Way.

4.11 AMID SEC Reports; Financial Statements.

(a) AMID has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed pursuant to the Securities Act or the Exchange Act by AMID with the Securities and Exchange Commission (“SEC”) since July 26, 2011 subject to applicable extensions, and has provided HPIP with a substantially complete and final draft of its Annual Report on Form 10-K for the year ended December 31, 2012 (except that such draft does not include any disclosures addressing the transactions contemplated by this Agreement or the other Transaction Documents) and all related schedules but excluding exhibits (the “Draft 2012 10-K”) (such documents being collectively referred to as the “AMID SEC Documents”).

(b) Each AMID SEC Document (i) at the time filed (or (A) if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment and (B) with respect to the Draft 2012 10-K, as of the date hereof), complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such AMID SEC Document (except that the Draft 2012 10-K does not include any disclosures addressing the transactions contemplated by this Agreement or the other Transaction Documents) and (ii) did not at the time it was filed (or (A) if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment and (B) with respect to the Draft 2012 10-K, as of the date hereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except that the Draft 2012 10-K does not include any disclosures addressing the transactions contemplated by this Agreement or the other Transaction Documents).

(c) Each of the financial statements of AMID included or incorporated by reference in the AMID SEC Documents (“AMID Financial Statements”) complied at the time it was filed (or (A) if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment, and (B) with respect to the Draft 2012 10-K, as of the date hereof) as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods presented thereby and fairly present in all material respects the consolidated financial position and operating results, equity and cash flows of AMID as of, and for the periods ended on, the respective dates thereof, subject, however, (I) in the case of unaudited financial statements, to normal year-end audit adjustments and accruals and the absence of notes and other textual disclosures as permitted by the rules and regulations of the SEC and (II) in the case of the Draft 2012 10-K subject to the absence of any financial information addressing the transactions contemplated by this Agreement, the other Transaction Documents or the Contribution Agreement and to the absence of an audit opinion of independent public accountants).

(d) PricewaterhouseCoopers LLP is an independent registered public accounting firm with respect to AMID and has not resigned or been dismissed as independent registered public accountants of AMID as a result of or in connection with any disagreement with AMID on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

(e) None of the AMID Entities has any material liability, whether accrued, contingent, absolute or otherwise, except for (i) liabilities set forth on the consolidated balance sheet of AMID dated as of December 31, 2012 or the notes thereto included in the Draft 2012 10-K and (ii) liabilities that have arisen since December 31, 2012 in the ordinary course of business.

4.12 Absence of Certain Changes. Except as set forth on Schedule 4.12 of the Seller Disclosure Schedules, as to specific matters disclosed in the AMID SEC Documents filed or furnished on or after January 1, 2012 and prior to the date hereof (excluding any disclosures included in any “risk factor” section of such AMID SEC Documents or any other disclosures in such AMID SEC Documents to the extent they are predictive or forward-looking and general in nature) and as to specific matters disclosed in the Draft 2012 10-K, or as expressly contemplated by this Agreement, since December 31, 2012, the business of the AMID Entities has been conducted in the ordinary course and in a manner consistent with past practice and there has not been any event, occurrence or development which has had, or would be reasonably expected to have, an AMID Material Adverse Effect.

4.13 Environmental Matters. Except as to matters set forth on Schedule 4.13 of the Seller Disclosure Schedules, as to specific matters disclosed in the AMID SEC Documents filed or furnished on or after January 1, 2012 (excluding any disclosures included in any “risk factor” section of such AMID SEC Documents or any other disclosures in such AMID SEC Documents to the extent they are predictive or forward-looking and general in nature) and specific matters disclosed in the Draft 2012 10-K:

(a) each of the AMID Entities is in material compliance with all applicable Environmental Laws;

(b) each of the AMID Entities possesses all Permits required under Environmental Laws for its operations as currently conducted and is in material compliance with the terms of such Permits, and such Permits are in full force and effect and are set forth on Schedule 4.13(b) of the Seller Disclosure Schedules;

(c) none of the AMID Entities nor any of their properties or operations are subject to any pending or, to the Knowledge of Seller, threatened material Proceeding arising under any Environmental Law, nor has any of the AMID Entities received any written and pending notice, material order, request for information or complaint from any Governmental Authority alleging a material violation of or liability arising under any Environmental Law;

(d) AMID has made available to HPIP complete and correct copies of all environmental site assessment reports and studies relating to the AMID Entities; and

(e) to the Knowledge of Seller, there has been no Release of Hazardous Substances on, at, under, to, or from any of the properties of the AMID Entities, or from or in connection with the AMID Entities’ operations in a manner that would reasonably be expected to give rise to any material liability pursuant to any Environmental Law.

4.14 Material Contracts.

(a) Except as set forth on Schedule 4.14(a) of the Seller Disclosure Schedules or filed with or incorporated by reference in any AMID SEC Document filed with the SEC on or after January 1, 2012 and prior to the date hereof, as of the date hereof, none of the AMID Entities is a party to or bound by any Contract that:

(i) is of a type that would be required to be included as an exhibit to a Registration Statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K of the SEC if such a registration statement was filed by AMID on the Closing Date;

(ii) contains any provision or covenant which materially restricts any AMID Entity or any Affiliate thereof from engaging in any lawful business activity or competing with any Person;

(iii) (A) relates to the creation, incurrence, assumption, or guarantee of any indebtedness for borrowed money by any AMID Entity or (B) creates a capitalized lease obligation (except, in the cases of clauses (A) and (B), any such Contract with an aggregate principal amount not exceeding $250,000);

(iv) is in respect of the formation of any partnership or joint venture or otherwise relates to the joint ownership or operation of the assets owned by any of the AMID Entities (other than such agreements with respect to which the only counterparty is another AMID Entity) involving assets or obligations in excess of $500,000;

(v) relates to any commodity or interest rate swap, cap or collar agreements or other similar hedging or derivative transactions;

(vi) is a bond, letter of credit, guarantee or security deposit posted (or supported) by or on behalf of any AMID Entity;

(vii) includes the acquisition of assets or properties, or sale of assets or properties with a book value in excess of $1,000,000 (whether by merger, sale of stock, sale of assets or otherwise);

(viii) any Contract or commitment that involves a sharing of profits, losses, costs or liabilities by any AMID Entity with any other Person other than gas processing contracts;

(ix) any Contract to which any of the AMID Entities is bound as of the date hereof that relates to (A) the purchase of materials, supplies, goods, services or other assets, (B) the purchase, sale, transporting, treating, gathering, processing or storing of, or gas compressing services rendered in connection with, natural gas, condensate or other liquid or gaseous hydrocarbons or the products therefrom, or the provision of services related thereto or (C) the construction of capital assets, in the cases of clauses (A), (B) and (C) that provides for either (1) annual payments by or to any of the AMID Entities in excess of $250,000 or (2) aggregate payments by or to any of the AMID Entities in excess of $500,000;

(x) provides for the indemnification of one or more Persons by one or more AMID Entities or the assumption of any Tax, environmental or other Liability of any person;

(xi) relates to the acquisition or disposition of any business, a material amount of stock, other equity interest or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise); and

(xii) otherwise involves the annual payment by or to any of the AMID Entities of more than $250,000 and cannot be terminated by the AMID Entities on 90 days or less notice without payment by the AMID Entities of any material penalty.

(b) Seller has made available to HPIP a true and correct copy of each contract required to be disclosed on Schedule 4.14(a) of the Seller Disclosure Schedules (such Contracts being referred to as the “AMID Material Contracts”).

(c) Each AMID Material Contract is a valid and binding obligation of the applicable AMID Entity, and is in full force and effect and enforceable in accordance with its terms against such AMID Entity and, to the Knowledge of Seller, the other parties thereto, except, in each case, as enforcement may be limited by Creditors’ Rights.

(d) Except as set forth on Schedule 4.14(d) of the Seller Disclosure Schedules, none of the AMID Entities nor, to the Knowledge of Seller, any other party to any AMID Material Contract is in default or breach in any material respect under the terms of any AMID Material Contract and no event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default in any material respect by such AMID Entity or, to the Knowledge of Seller, any other party to any AMID Material Contract, or would permit termination, modification or acceleration under any AMID Material Contract.

(e) Neither Seller nor any of the AMID Entities has received written notice that any current supplier, shipper or customer intends to discontinue a business relationship with any AMID Entity that could reasonably be expected to generate revenues for the AMID Entities or pursuant to which the AMID Entities could reasonably be expected to incur costs, in either case in the aggregate of $250,000 or more during the current fiscal year.

4.15 Legal Proceedings.

(a) Other than with respect to Proceedings arising under Environmental Laws which are the subject of Section 4.13, as set forth on Schedule 4.15 of Seller Disclosure Schedules, or as to specific matters disclosed in the AMID SEC Documents filed or furnished on or after January 1, 2012 and prior to the date hereof (excluding any disclosures included in any “risk factor” section of such AMID SEC Documents or any other disclosures in such AMID SEC Documents to the extent they are predictive or forward-looking and general in nature) and as to specific matters disclosed in the Draft 2012 10-K, there are no material Proceedings pending or, to the Knowledge of Seller, threatened against Seller or any AMID Entity or affecting such AMID Entity’s assets or business as currently being conducted. To the Knowledge of Seller, no event has occurred or circumstances exist that would reasonably give rise to, or serve as a basis for, any such Proceedings.

(b) To the Knowledge of Seller, there are (i) no outstanding orders from any Governmental Authority that adversely affect the ability of any of the AMID Entities to own, use or operate the AMID Assets or conduct the AMID Businesses as they are currently owned, used, operated and conducted by such AMID Entity and (ii) no unsatisfied judgments, penalties or awards against or affecting any of the AMID Entities or any of their respective properties or assets.

4.16 Permits. (a) Other than with respect to Permits issued pursuant to or required under Environmental Laws which are the subject of Section 4.13, (i) the AMID Entities have all material Permits as are necessary to use, own and operate its assets in the manner such assets are currently used, owned and operated by the AMID Entities and all such Permits are set forth on Schedule 4.16 of the Seller Disclosure Schedules, including the names of the Permits and their respective dates of issuance and expiration; (ii) each AMID Entity has fulfilled and performed all of its material obligations with respect to such Permits which are due to have been fulfilled and performed by the applicable date specified therein; (iii) there is no Proceeding or investigation pending, or to the Knowledge of Seller threatened, to terminate, suspend or modify any such Permit; and (iv) no event has occurred, to the Knowledge of Seller, that would prevent any such Permit from being renewed or reissued or which allows or, after notice or lapse of time, would allow such Permit to terminate or be modified or suspended.

(b) Except as set forth on Schedule 4.13(b) or 4.16, as applicable, of the Seller Disclosure Schedules, each such Permit is final and non-appealable.

4.17 Taxes.

(a) All material Tax Returns required to be filed by or with respect to the AMID Entities, the AMID Businesses or the AMID Assets have been timely filed, all such Tax Returns are complete and correct in all material respects, and all material Taxes due relating to the AMID Entities have been paid in full or adequately accrued for in the AMID Financial Statements.

(b) The unpaid Taxes of or with respect to the AMID Entities, the AMID Businesses or the AMID Assets did not, as of the date of the balance sheet included in the Draft 2012 10-K, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) included in such balance sheet, and since such date, no AMID Entity has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c) Except as set forth on Schedule 4.17(c) of the Seller Disclosure Schedules, there are no claims (other than claims being contested in good faith through appropriate proceedings and for which adequate reserves have been made in accordance with GAAP) with respect to an AMID Entity for any material Taxes, and no material assessment, deficiency, or adjustment has been asserted or proposed in writing with respect to any Taxes or Tax Returns of or with respect to an AMID Entity.

(d) Except as set forth on Schedule 4.17(d) of the Seller Disclosure Schedules, no material Tax audits or administrative or judicial proceedings are being conducted, are pending or, to the Knowledge of AMID, are proposed with respect to an AMID Entity.

(e) There are no Liens for Taxes on any of the AMID Assets other than Permitted Liens.

(f) All material Taxes required to be withheld, collected or deposited by or with respect to the AMID Entities have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(g) There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for any material Taxes associated with the AMID Entities.

(h) No AMID Entity is a party to any Tax sharing agreement, Tax indemnity agreement Tax allocation agreement or similar agreement (excluding customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes).

(i) No AMID Entity has been a party to a transaction that is a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1).

(j) Each of the AMID Entities that is characterized as a partnership for federal income tax purposes and has filed a federal income tax return has in effect an election pursuant to Section 754 of the Code. For each taxable year beginning with AMID’s initial public offering, AMID is, or has been, properly classified as a partnership or an entity disregarded as separate from its owner for United States federal income tax purposes, and AMID is not, for U.S. federal income tax purposes, a partnership that would be treated as an investment company (within the meaning of Section 351 of the Code) if the partnership were incorporated. AMID has not made an election pursuant to Treasury Regulation Section 301.7701-3(c) to be treated as an association taxable as a corporation for United States federal income tax purposes. AMID has, for each taxable year ending after its initial public offering and prior to the date hereof, met the gross income requirements of Section 7704(c)(2) of the Code. AMID expects to meet the gross income requirements of Section 7704(c)(2) of the Code for its taxable year ending December 31, 2013.

(k) For each taxable year during which AMID GP has been in existence, AMID GP has been properly classified as an entity disregarded as separate from its owner for United States federal income tax purposes. Other than as set forth on Schedule 4.17(k) of the Seller Disclosure Schedules, none of the AMID Entities is treated as a corporation for U.S. federal Tax purposes.

4.18 Employee Benefits; Employment and Labor Matters.

(a) Except as set forth on Schedule 4.18(a) of the Seller Disclosure Schedules, there is no:

(i) “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, that is subject to ERISA and that is or within the past six years has been, sponsored, maintained, contributed to, or required to be contributed to, by any AMID Entity or by any ERISA Affiliate of any AMID Entity (the “AMID ERISA Plans”); or

(ii) material personnel policy, equity-based plan (including, but not limited to, unit option plans, unit purchase plans, unit appreciation rights and phantom unit plans), collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay or retention plan or arrangement, change in control policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment or consulting agreement or any other employee benefit plan, agreement, arrangement, program, practice or understanding not described in Section 4.18(a)(i) that is sponsored, maintained, contributed to, or required to be contributed to, by any AMID Entity or any Affiliate of any AMID Entity (together with the AMID ERISA Plans, the “AMID Benefit Plans”).

provided, however, that Schedule 4.18(a) of the Seller Disclosure Schedules does not list any AMID Benefit Plan that is not maintained, sponsored, contributed to or required to be contributed to by any of the AMID Entities and for which such entities could not reasonably be expected to have any material liability.

(b) True, correct and complete copies of each written (and summaries of each unwritten) AMID Benefit Plan required to be listed on Schedule 4.18(a) of the Seller Disclosure Schedules (the “Listed AMID Benefit Plans”), related trusts, insurance or group annuity contracts and each other funding or financing arrangement, as applicable, relating to all Listed AMID Benefit Plans, including all amendments to all of the foregoing, have been made available to HPIP. In addition, there has been made available to HPIP, with respect to each Listed AMID Benefit Plan, as applicable, (i) the most recent report on Form 5500, (ii) the most recent summary plan descriptions and all associated summaries of material modifications, (iii) the most recent determination letter, advisory letter or opinion letter from the Internal Revenue Service and any outstanding determination letter application, (iv) the most recent nondiscrimination tests performed under the Code, and (v) all non-routine filings or correspondence made with any Governmental Authority.

(c) Except as disclosed on Schedule 4.18(c) of the Seller Disclosure Schedules and excluding matters that would not reasonably be expected to result in material liability to the AMID Entities:

(i) Each AMID Benefit Plan has been administered in compliance with its terms, the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements;

(ii) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of Seller, threatened, with respect to any AMID Benefit Plan and no AMID Benefit Plan is under audit or is subject to an investigation by the Internal Revenue Service, the U.S. Department of Labor or any other federal or state governmental agency nor, to the Knowledge of Seller, is any such audit or investigation pending;

(iii) All contributions and payments required to be made to or under each AMID Benefit Plan have been timely made or, if not yet due, have been properly reflected in the AMID Financial Statements prior to the date of this Agreement;

(iv) Each AMID Benefit Plan intended to be qualified under Section 401 of the Code is so qualified and has received a favorable determination letter, advisory letter or opinion letter from the Internal Revenue Service or has pending or has time remaining in which to file an application for a determination letter to that effect; and

(v) No event has occurred and no condition exists with respect to any AMID Benefit Plan that would subject the AMID Entities to any tax, fine, lien, penalty or other liability imposed by ERISA or the Code and no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code or Section 502 of ERISA) has occurred with respect to any AMID Benefit Plan.

(d) In connection with the consummation of the transactions contemplated by this Agreement and the Contribution Agreement, no payments have or will be made under the AMID Benefit Plans or otherwise which, in the aggregate, could result in the loss of deduction or the imposition any excise tax under Sections 280G and 4999 of the Code.

(e) Except as disclosed on Schedule 4.18(e) of the Seller Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement or the Contribution Agreement (whether alone or in conjunction with a subsequent event) will result in the acceleration or creation of any rights of any person to payments or benefits or increases in or funding of any payments or benefits or any loan forgiveness.

(f) Except as disclosed on Schedule 4.18(f) of the Seller Disclosure Schedules: (i) no AMID Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”), multiple employer plan (as defined in Section 4063(a) of ERISA) (“Multiple Employer Plan”) or other pension plan subject to Title IV of ERISA and neither AMID nor any ERISA Affiliate of AMID has sponsored or contributed to or been required to contribute to a Multiemployer Plan, Multiple Employer Plan or other pension plan subject to Title IV of ERISA at any time within the previous six (6) years, and (ii) no AMID Benefit Plan provides compensation or benefits to any employee or service provider who resides or performs services primarily outside of the United States.

(g) Except as disclosed on Schedule 4.18(g) of the Seller Disclosure Schedules: (i) no AMID Benefit Plan provides retiree medical or retiree life insurance benefits to any person and none of the AMID Entities is contractually or otherwise obligated (whether or not in writing) to provide any person with life insurance or medical benefits upon retirement or termination of employment, in any case other than as required by the provisions of Section 601 through 608 of ERISA and Section 4980B of the Code or otherwise as required by applicable law, and (ii) each AMID Benefit Plan which is an “employee welfare benefit plan,” as such term is defined in Section 3(1) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

(h) Except as disclosed on Schedule 4.18(h) of the Seller Disclosure Schedules and excluding matters that would not reasonably be expected to result in material liability to any AMID Entity, each AMID Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is nonqualified deferred compensation subject to Section 409A of the Code, (i) has been operated in all material respects in good faith compliance with Section 409A of the Code since January 1, 2005, and all applicable regulations and notices issued thereunder, and (ii) since January 1, 2009, has been in documentary compliance with Section 409A of the Code.

(i) Except as would not reasonably be expected to result in material liability to any AMID Entity, (i) each of the AMID Entities is in compliance with all applicable labor and employment Laws including, without limitation, all Laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to employment discrimination, payment of wages, overtime compensation, immigration, occupational health and safety, and wrongful discharge; (ii) no action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority, brought by or on behalf of any employee, prospective or former employee or labor organization or other representative of the employees or of any prospective or former employees of any of the AMID Entities is pending or, to the Knowledge of Seller, threatened against any of the AMID Entities, any present or former director or employee (including with respect to alleged sexual harassment, unfair labor practices or discrimination); and (iii) none of the AMID Entities is subject to or otherwise bound by, any material consent decree, order, or agreement with, any Governmental Authority relating to employees or former employees of any of the AMID Entities.

(j) Except as disclosed on Schedule 4.18(j) of the Seller Disclosure Schedules, (i) none of the AMID Entities is a signatory party to or otherwise subject to any collective bargaining agreements, (ii) none of the employees of the AMID Entities is represented by a labor union and, to the Knowledge of Seller, there has not been any effort to organize any of the employees of the AMID Entities in the past five years, and (iii) there is no labor dispute, strike, work stoppage or other labor trouble against any of the AMID Entities pending or, to the Knowledge of Seller, threatened.

4.19 Brokers’ Fee. Except for Petrie Parkman and Citigroup Global Markets, Inc., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or AMID.

4.20 Regulatory Status.

(a) Except as set forth on Schedule 4.20 of the Seller Disclosure Schedules, or for specific matters disclosed in the AMID SEC Documents filed or furnished on or after January 1, 2012 and prior to the date hereof (excluding any disclosures included in any “risk factor” section of such AMID SEC Documents or any other disclosures in such AMID SEC Documents to the extent they are predictive or forward-looking and general in nature) there are no currently effective tariffs authorized and approved by FERC as of the date of this Agreement applicable to the AMID Entities, or currently pending material rate filings, certificate applications, or other filings that relate to any of the AMID Entities made with FERC prior to the date of this Agreement. The AMID Entities (i) have all necessary approvals from FERC and any state commission or agency with jurisdiction over any AMID Entity or its assets to provide service to customers pursuant to the Natural Gas Act and the Natural Gas Policy Act of 1978 or any applicable state statute, as amended, and (ii) have made all required FERC and state filings necessary to offer such service. No AMID Entity is a public-utility company or holding company under the Public Utility Holding Company Act of 2005.

(b) None of the Seller or the AMID Entities is now an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.21 Intellectual Property. (a) The AMID Entities own or have the right to use pursuant to license, sublicense, agreement or otherwise all material items of Intellectual Property required or used in the operation of the business as presently conducted; (b) no third party has asserted in writing delivered to the AMID Entities an unresolved claim that any of the AMID Entities is infringing on the Intellectual Property of such third party and (c) to the Knowledge of Seller, no third party is infringing on the Intellectual Property owned by the AMID Entities.

4.22 Insurance. Schedule 4.22 of the Seller Disclosure Schedules contains, as of the date hereof, a complete and correct list of all material liability, property, fire, casualty, product liability, workers’ compensation and other insurance policies, if any, that are in full force and effect as of the date hereof that insure or relate to the assets of any AMID Entity (the “AMID Policies”). To the Knowledge of Seller, as of the date hereof there is no material claim, suit or other matter currently pending in respect of which any AMID Entity has received any notice from the insurer under any AMID Policies disclaiming coverage, reserving rights with respect to a particular claim or such AMID Policy in general or canceling or materially amending any such AMID Policy. To the Knowledge of Seller, all premiums due and payable for such AMID Policies have been duly paid, and such AMID Policies or extensions or renewals thereof in the amounts described are outstanding and duly in full force without interruption on the Closing Date.

4.23 NYSE Listing. All outstanding Common Units are listed on the New York Stock Exchange (“NYSE”), and AMID has not received any notice of delisting. The issuance and sale of the Convertible Preferred Units and the issuance of the Conversion Units (as defined in the Contribution Agreement) does not contravene NYSE rules and regulations.

4.24 Books and Records; Sarbanes-Oxley Compliance.

(a) The minute books and other similar records of AMID and AMID GP, and each committee of the board of directors thereof, have been made available to HPIP and contain true and complete copies of all actions taken at all meetings of the board of directors of AMID GP, or any committee thereof, and of the limited partners of AMID and all written consents executed in lieu of any such meetings. AMID GP makes and keeps books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets.

(b) Each of the AMID Entities (i) has established and maintains a system of internal accounting control over financial reporting sufficient to comply with all legal and accounting requirements applicable to the AMID Entities, (ii) has disclosed, based on its most recent evaluation of internal controls, to the AMID Entities’ auditors and its audit committee, (x) any significant deficiencies and material weaknesses in the design or operation of its internal accounting controls which are reasonably likely to materially and adversely affect the AMID Entities, taken as a whole, ability to record, process, summarize, and report financial information, and (y) any fraud known to the AMID Entities that involves management or other employees who have a significant role in internal controls, and (iii) has not received any complaint, allegation, assertion, or claim in writing regarding the accounting practices, procedures, methodologies, or methods of any of the AMID Entities or their internal accounting controls over financial reporting, including any such complaint, allegation, assertion, or claim that any of the AMID Entities has engaged in fraudulent or materially misleading accounting or auditing practices.

(c) (i) AMID has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act), (ii) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by AMID in the reports it files or submits under the Exchange Act is accumulated and communicated to management of AMID, including its principal executive officers and principal financial officers, as appropriate, to allow timely decisions regarding required disclosure to be made and (iii) such disclosure controls and procedures are effective in all material respects in alerting AMID in a timely manner to material information required to be disclosed in AMID’s reports filed with the SEC. For purposes of this Section 4.24(c), “principal executive officer” and “principal financial officer” shall have the meanings assigned to such terms in the Sarbanes-Oxley Act of 2002, as amended.

(d) There is and has been no failure on the part of AMID or, to the Knowledge of AMID, any of AMID’s officers, or any member of the Board of Directors of AMID, in their capacities as such, to comply in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith.

4.25 Restrictions on Business. There is no agreement, judgment, injunction, order or decree binding upon any of the AMID Entities that has or could be reasonably expected to have the effect of prohibiting, restricting or materially impairing any business practice of any of the AMID Entities, any acquisition of property by any of the AMID Entities, the purchase of goods or services from any party, the hiring of any individual or groups of individuals or the conduct of business by any of the AMID Entities as currently conducted.

4.26 Adequacy of Assets. The tangible assets to be owned by the AMID Entities immediately after the Closing will be adequate to permit such AMID Entities to conduct their respective business in substantially the same manner as conducted prior to Closing, except that no representation or warranty is made herein with respect to the adequacy of the assets or properties of HPIP.

4.27 Termination of Related Party Transactions. All Contracts or other arrangements between Seller or its Affiliates (other than AMID GP or the other AMID Entities) and officers, directors and employees of Seller and its Affiliates (other than AMID GP or the other AMID Entities), on the one hand, and AMID GP, on the other hand, have been terminated without any loss, liability or expense of AMID GP paid or remaining thereunder (except as provided otherwise in the Transaction Documents), except for (i) the Transaction Documents, (ii) Second Amended & Restated GP LLC Agreement and (iii) those other contracts or arrangements set forth in Schedule 4.27 of the Seller’s Disclosure Schedule.

ARTICLE V

COVENANTS OF THE PARTIES

5.1 Governmental Approvals.

(a) The Parties will cooperate with each other and use their respective reasonable best efforts to obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained and to make any filings with or notifications or submissions to any Governmental Authority that are necessary in order to consummate the transactions contemplated by the Transaction Documents and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters.

(b) The Parties agree to cooperate with each other to the extent permitted by applicable Law and use reasonable best efforts to contest and resist, any Proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) of any Governmental Authority that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by the Transaction Documents.

5.2 Reserved.

5.3 Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by the Transaction Documents. Without limiting the generality of the foregoing, each Party will use its reasonable best efforts to obtain timely all authorizations, consents and approvals of all third parties necessary in connection with the consummation of the transactions contemplated by this Agreement. The Parties will coordinate and cooperate with each other in exchanging such information and assistance as any of the Parties hereto may reasonably request in connection with the foregoing.

(b) For two (2) years after the Closing Date, Seller and its Affiliates shall not, directly or indirectly, disclose to any Person any information not in the public domain or generally known in the industry, in any form, whether acquired prior to or after the Closing Date, relating to the business and operations of the AMID Entities, HPIP or the HPIP Entities; provided that Seller may disclose the terms of its investment in the AMID Entities and the performance of that investment. Notwithstanding the foregoing, Seller and its Affiliates may disclose any information relating to the business and operations of the AMID Entities, HPIP or the HPIP Entities:

(i) if required by Law, regulatory authority or applicable stock exchange rule,

(ii) to such other Persons if, at the time such information is provided, such Person is already in the possession of such information,

(iii) if required in connection with a claim for Indemnifiable Losses under Article VI, or

(iv) to the extent expressly permitted in the Second Amended & Restated GP LLC Agreement.

5.4 Public Statements. The Parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to the Transaction Documents or the transactions contemplated thereby and none of HPIP and its Affiliates on one hand nor Seller and its respective Affiliates on the other shall issue any such public announcement, statement or other disclosure without having first notified HPIP on one hand or Seller on the other; provided, however, that any of HPIP and its Affiliates, on one hand, and any of Seller and its respective Affiliates, on the other, may make any public disclosure without first so consulting with or notifying the other Party or Parties if such disclosing Party believes that it is required to do so by Law or by any stock exchange listing requirement or trading agreement concerning the publicly traded securities of HPIP or any of its Affiliates, on one hand, or Seller or any of its Affiliates, on the other.

5.5 No Solicitation of Employees. Except for the individuals listed on Schedule 5.5 of the Seller Disclosure Schedules, for a period of two (2) years from and after the Closing Date, neither Seller nor its Affiliates shall solicit for employment any executive officers or other management level employees of any of the AMID Entities who were employed by the AMID Entities within six months prior to the Closing Date. The restrictions in this Section 5.5 regarding the prohibition on solicitations shall not apply to any solicitation directed at the general public.

5.6 Tax Matters.

(a) Tax Returns. Not later than 20 days prior to the due date of any income Tax Return of the AMID GP for any Pre-Closing Tax Period, HPIP shall deliver to Seller for its review a copy of such income Tax Return. HPIP shall make or cause to be made such changes in such income Tax Returns as Seller may reasonably request, which changes shall be subject to HPIP’s approval, which shall not be unreasonably withheld.

(b) Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with the transactions contemplated by this Agreement (excluding any such Taxes incurred in connection with the transactions contemplated by the Contribution Agreement) (the “Transfer Taxes”), shall be borne 50% by Seller and 50% by HPIP. Notwithstanding anything to the contrary in this Section 5.6, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the Party primarily or customarily responsible under the applicable local law for filing such Tax Returns, and such Party will use commercially reasonable efforts to provide such Tax Returns to the other Party at least ten days prior to the due date for such Tax Returns. Upon the filing of Tax Returns in connection with Transfer Taxes, the filing Party shall provide the other Party with evidence satisfactory to the other Party that such Transfer Taxes have been filed and paid.

(c) Cooperation. Each of the Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Prior to the destruction or discarding of any books and records with respect to Tax matters pertinent to the AMID Entities relating to any taxable period beginning on or before the Closing Date, each Party shall give the other Party reasonable written notice and, if the other Party so requests, shall itself allow, or cause AMID GP or the AMID Entities to allow the other Party to take, possession of such books and records. HPIP and Seller further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed as a result of the transactions contemplated hereby or for any taxable period beginning on or before the Closing Date.

(d) Tax Contests. Each of the Parties shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes or Tax Returns of the AMID Entities (any such inquiry, claim, assessment, audit or similar event, a “Tax Contest”) relating to a Pre-Closing Tax Period. Any failure to so notify the other Party of any Tax Contest shall not relieve such other Party of any liability with respect to such Tax Contest except to the extent such Party was actually prejudiced as a result thereof. If Seller shall be fully liable for any liabilities resulting from any Tax Contest, Seller shall have sole control of the conduct of such Tax Contest, including any settlement or compromise thereof, provided, however, that Seller shall keep HPIP reasonably informed of the progress of any such Tax Contest and shall not effect any such settlement or compromise of any such Tax Contest without obtaining HPIP’s prior written consent thereto, which shall not be unreasonably withheld or delayed, provided further that if any of the issues raised in such Tax Contest could have an impact on Taxes or Tax Returns of any AMID Entity for any Tax period or portion thereof beginning on or after the Closing Date, then HPIP and Seller shall jointly control the conduct and resolution of such portion of such Tax Contest. Except as otherwise provided in this Section 5.6(d), HPIP shall have the sole right to control the conduct of any Tax Contest; provided, however, that if any of the issues raised in such Tax Contest could have an impact on Taxes or Tax Returns of any AMID Entity for any Tax period beginning on or before the Closing Date, then HPIP and Seller shall jointly control the conduct and resolution of such portion of such Tax Contest, and AMID shall not effect any settlement or compromise of any such Tax Contest without obtaining Seller’s prior written consent thereto, which shall not be unreasonably withheld or delayed. In the event of any conflict or overlap between the provisions of this Section 5.6(d) and the provisions of Section 6.4, the provisions of this Section 5.6(d) shall control.

5.7 Purchase Price Allocation. HPIP and Seller agree that, pursuant to the guidance set forth in Rev. Rul. 99-5, 1999-1 C.B. 434 Situation 1, HPIP’s purchase of the Transferred AMID GP Membership Interests shall be treated as the purchase by HPIP of 90% of the assets of AMID GP, followed by the contribution to AMID GP of such assets by HPIP and the contribution to AMID GP of the remaining 10% of the AMID GP’s assets by Seller. In the event the Escrow Amount is released to AMID, for federal and applicable state income tax purposes, the Parties agree (i) that the Purchase Price payable to Seller shall be reduced by the Escrow Amount and (ii) HPIP will be treated as having made a capital contribution of the Escrow Amount to AMID. HPIP and Seller agree to (i) allocate the Purchase Price among the Transferred AMID GP Membership Interest and the Subordinated Units as set forth on Schedule 5.7 of the HPIP Disclosure Schedule, (ii) treat and report the transactions contemplated by this Agreement in all respects consistent with such agreed allocation for purposes of any Taxes, and (iii) not take any action inconsistent with such obligations. Within 90 days after the Closing Date, HPIP and Seller shall use commercially reasonable efforts to agree to a further allocation of the Purchase Price as set forth on Schedule 5.7 of the HPIP Disclosure Schedule among the assets of AMID GP and the other AMID Entities solely for purposes of determining (i) HPIP’s special basis adjustment under Section 743(b) of the Code and (ii) the portion of the gain described in Section 751(a) of the Code to be realized by Seller. Such adjustment shall be determined consistent with the Purchase Price (including, for this purpose, any liabilities properly taken into account as Purchase Price under Section 752 of the Code) and shall be allocated in accordance with the relative fair market values of the assets of the AMID Entities and the allocation priorities established by the Treasury Regulations promulgated under Sections 743 and 755 of the Code.

5.8 AMID GP Expenses.

(a) All costs and expenses incurred by HPIP in connection with this Agreement and the transactions contemplated hereby shall be paid pursuant to the terms of the Contribution Agreement and all costs and expenses incurred by Seller in connection with the Transaction Documents and the transactions contemplated thereby shall be paid by Seller.

(b) At least one (1) Business Day prior to the Closing Date, AMID shall have delivered a statement in reasonable detail to HPIP and Seller setting forth an estimate of the AMID GP Expenses (the “Estimated AMID GP Expenses”) as of the Closing Date.

(c) Promptly after the date that is ninety (90) days after the Closing Date, HPIP shall deliver a statement in reasonable detail to Seller describing AMID GP Expenses incurred by the AMID Entities in excess of the Estimated AMID GP Expenses. To the extent the AMID GP Expenses set forth on such statement exceed the Estimated AMID GP Expenses, then, within five (5) Business Days of Seller’s receipt of such statement, Seller shall pay such excess amount to HPIP, which amount shall be payable in cash.

(d) Notwithstanding any of the foregoing, if any action at law or equity is necessary to enforce or interpret the terms of the Transaction Documents, the prevailing Party shall be entitled to reasonable attorneys’ fees and expenses in addition to any other relief to which such Party may be entitled.

5.9 Commitment Regarding Indemnification Provisions; D&O Insurance Continuation; Registration Rights.

(a) HPIP covenants and agrees that during the period that commences on the Closing Date and ends on the sixth (6th) anniversary of the Closing Date, HPIP (i) shall not cause any amendment, modification, waiver or termination to Section 7.7 or Section 7.8 of the Third Amended and Restated Partnership Agreement and (ii) shall not amend, modify, waive or terminate Section 9.2 or Section 9.3 of the Second Amended & Restated GP LLC Agreement, the effect of which would be to affect adversely the rights of any person serving as a member of the Board of Directors or officer of AMID GP existing as of the date of this Agreement under such provisions; provided, however, that the foregoing restriction shall not apply to any such amendment, modification, waiver or termination to the extent required to cause such provisions (or any portion thereof) to comply with applicable law.

(b) HPIP covenants and agrees that, during the period that commences on the Closing Date and ends on the sixth (6th) anniversary of the Closing Date, with respect to any person serving as a member of the Board of Directors or officer of AMID GP as of the date of this Agreement and any former member of the Board of Directors or officer of AMID GP appointed by Seller, HPIP shall cause AMID GP (i) to continue in effect the current director and officer liability insurance policy or policies that AMID GP has as of the date of this Agreement, as reflected on Schedule 5.9 of the Seller Disclosure Schedules, or (ii) upon the termination or cancellation of any such policy or policies, (A) to provide director and officer liability insurance in substitution for, or in replacement of, such cancelled or terminated policy or policies or (B) to provide a “tail” or run-off policy, in each case so that any person serving as a member of the Board of Directors of AMID GP as of the date of this Agreement, any former member of the Board of Directors appointed by Seller and any officer has coverage thereunder for acts, events, occurrences or omissions occurring or arising at or prior to the Closing to the same extent (including, without limitation, policy limits, exclusions and scope) as such person has coverage for such acts, events, occurrences or omissions under the director and officer insurance policy maintained by AMID GP as of the date of this Agreement, as reflected on Schedule 5.9 of the Seller Disclosure Schedules.

(c) HPIP covenants and agrees that it shall not cause any amendment, modification, waiver or termination to Section 7.12 of the Third Amended and Restated Partnership Agreement in a manner that adversely affects the rights of Seller thereunder.

5.10 Transfer of Interests. Prior to the second (2nd) anniversary of the Closing Date (the “Restricted Period”) Seller shall not transfer, sell or assign the Retained GP Interest or the Seller Restricted Common Units. Seller agrees and consents to the entry of stop transfer instructions with AMID’s and AMID GP’s transfer agent against the transfer of the Retained GP Interest and the Seller Restricted Common Units during the Restricted Period.

5.11 Seller Warrants. HPIP covenants and agrees that, if the Escrow Agent pays the Escrow Amount to AMID pursuant to Section 2.4(b), HPIP shall cause AMID to duly issue and deliver to the Escrow Agent, on behalf of Seller, the Seller Warrants.

5.12 Delivery of Subordinated Units and Seller Restricted Common Units. Within three (3) days of the date hereof, Seller shall deliver or caused to be delivered (i) to HPIP, a duly executed certificate, countersigned by AMID’s transfer agent, representing 4,526,066 Subordinated Units in the name of HPIP and (ii) to the Escrow Agent, a duly executed certificate representing the Seller Restricted Common Units.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification by HPIP. Subject to the terms of this Article VI, HPIP shall indemnify and hold harmless Seller and its partners, members, managers, directors, officers, employees, consultants and permitted assigns (collectively, the “Seller Indemnitees”), to the fullest extent permitted by Law, from and against any losses, claims, damages, liabilities and costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) incurred, arising out of or relating to:

(a) any breach of any of the representations or warranties (in each case, when made) of HPIP contained in Article III; and

(b) any breach of any of the covenants or agreements of HPIP contained in this Agreement.

6.2 Indemnification by Seller. Subject to the terms of this Article VI, Seller shall indemnify and hold harmless HPIP and its directors, officers, employees, consultants and permitted assigns (collectively, the “HPIP Indemnitees” and, together with the Seller Indemnitees, the “Indemnitees”) to the fullest extent permitted by Law, from and against Losses incurred, arising out of or relating to:

(a) any breach of any of the representations or warranties (in each case, when made) of Seller contained in Article IV;

(b) any breach of any of the covenants or agreements of Seller contained in this Agreement; and

(c) any AMID GP Expenses in excess of Estimated AMID GP Expenses.

6.3 Limitations and Other Indemnity Claim Matters. Notwithstanding anything to the contrary in this Article VI or elsewhere in this Agreement, the following terms shall apply to any claim for monetary damages arising out of this Agreement or related to the transactions contemplated hereby:

(a) De Minimis. No indemnifying party (an “Indemnifying Party”) will have any liability under this Article VI in respect of any individual claim involving Losses arising under Section 6.1(a) or Section 6.2(a) to any Seller Indemnitee or HPIP Indemnitee, as applicable, of less than $50,000 (each, a “De Minimis Claim”); provided, however, that the limitation on liability in this Section 6.3(a) for De Minimis Claims shall not apply to Losses arising from any breach or inaccuracy of the Fundamental Representations.

(b) Deductible.

(i) HPIP will not have any liability under Section 6.1(a) unless and until the Seller Indemnitees have suffered Losses in excess of $250,000 in the aggregate (the “Deductible”) arising from Claims under Section 6.1(a) that are not De Minimis Claims and then recoverable Losses claimed under Section 6.1(a) shall be limited to those that exceed the Deductible.

(ii) Seller will not have any liability under Section 6.2(a) unless and until the HPIP Indemnitees have suffered Losses in excess of the Deductible arising from Claims under Section 6.2(a) that are not De Minimis Claims and then recoverable Losses claimed under Section 6.2(a) shall be limited to those that exceed the Deductible.

(iii) Notwithstanding anything in this Section 6.3(b) to the contrary, any damages arising from a breach or inaccuracy of any of the Fundamental Representations shall not be subject to, and shall be deemed to be in excess of, the Deductible for purposes of this Section 6.3(b).

(c) Cap.

(i) HPIP’s aggregate liability under Section 6.1(a) shall not exceed $5,000,000 (the “Cap”), other than Losses arising out of or relating to any breach or inaccuracy of the Fundamental Representations, which shall not exceed the Purchase Price.

(ii) Seller’s aggregate liability under Section 6.2(a) shall not exceed the Cap, other than Losses arising out of or relating to any breach or inaccuracy of the Fundamental Representations, which shall not exceed the Purchase Price.

(d) Survival; Claims Period.

(i) The representations and warranties of the Parties under this Agreement shall survive the execution and delivery of this Agreement and shall continue in full force and effect until the 16-month anniversary of the Closing Date (subject to the proviso, the “Expiration Date”); provided that (A) the representations and warranties set forth in Sections 3.1 (Organization; Qualification), 3.2 (Authority; Enforceability), 3.3 (Non-Contravention), 3.4 (Governmental Approvals), 3.6 (Brokers’ Fee) 4.1 (Organization; Qualification), 4.2 (Authority; Enforceability; Valid Issuance), 4.3 (Non-Contravention), 4.4 (Governmental Approvals), 4.5 (Capitalization), 4.6 (Ownership of Subject Interests), 4.7 (Subsidiaries), 4.19 (Brokers’ Fee) and 4.20(b) (Regulatory Status) shall survive indefinitely; (B) the representations and warranties set forth in 4.13 (Environmental Matters) and 4.18 (Employee Benefits; Employee and Labor Matters) shall survive the Closing and shall continue in full force and effect until the two-year anniversary of the Closing Date; (C) the representations and warranties set forth in Section 4.17 (Taxes) shall survive the execution and delivery of this Agreement and shall continue in full force and effect until ninety (90) days after the expiration of the applicable statute of limitations and (D) any covenants or agreements contained in this Agreement that by their terms are to be performed after the Closing Date shall survive until fully discharged.

(ii) No action for a breach of any representation or warranty contained herein (other than representations or warranties that survive indefinitely pursuant to Section 6.3(d)(i)) shall be brought after the applicable Expiration Date, except for claims of which a Party has received a Claim Notice (as defined below) setting forth in reasonable detail the claimed misrepresentation or breach of warranty with reasonable detail, prior to the applicable Expiration Date.

(e) Calculation of Losses. In calculating amounts payable to any HPIP Indemnitee or Seller Indemnitee (each such person, an “Indemnified Party”) for a claim for indemnification hereunder, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant or agreement and shall be computed net of (i) payments actually recovered by the Indemnified Party under any insurance policy with respect to such Losses and (ii) any actual recovery by the Indemnified Party from any Person with respect to such Losses.

(f) Tax Claims. For purposes determining whether there has been a breach or inaccuracy of the representations and warranties set forth in Section 4.17, and the amount of Losses resulting therefrom, no effect shall be given to any materiality qualifications contained in Section 4.17 or disclosures set forth on Schedule 4.17 of the Seller Disclosure Schedules.

(g) Waiver of Certain Damages. Notwithstanding any other provision of this Agreement, in no event shall any Party be liable for punitive, special, indirect, consequential, remote, speculative or lost profits damages of any kind or nature, regardless of the form of action through which such damages are sought, except (i) for any such damages recovered by any third party against an Indemnified Party in respect of which such Indemnified Party would otherwise be entitled to indemnification pursuant to the terms hereof and (ii) in the case of consequential damages, (A) to the extent an Indemnified Party is required to pay consequential damages to an unrelated third party and (B) to the extent of consequential damages to an Indemnified Party arising from fraud or willful misconduct.

(h) Sole and Exclusive Remedy. Except for the assertion of any claim based on Fraud or willful misconduct, the remedies provided in this Article VI shall be the sole and exclusive legal remedies of the Parties with respect to this Agreement and the transactions contemplated hereby.

6.4 Indemnification Procedures.

(a) Each Indemnitee agrees that promptly after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to this Article VI, such Indemnitee must assert its claim for indemnification under this Article VI (each, a “Claim”) by providing a written notice (a “Claim Notice”) to the Indemnifying Party allegedly required to provide indemnification protection under this Article VI specifying, in reasonable detail, the nature and basis for such Claim (e.g., the underlying representation, warranty, covenant or agreement alleged to have been breached) and the amount (to the extent that the nature and amount of such Claim is known or reasonably ascertainable at such time, provided that such amount or estimated amount shall not be conclusive of the final amount, if any, of such Claim). Notwithstanding the foregoing, an Indemnitee’s failure to send or delay in sending a third party Claim Notice will not relieve the Indemnifying Party from liability hereunder with respect to such Claim except to the extent the Indemnifying Party is prejudiced by such failure or delay and except as is otherwise provided herein, including in Section 6.3(e).

(b) In the event of the assertion of any third party Claim for which, by the terms hereof, an Indemnifying Party is obligated to indemnify an Indemnitee, the Indemnifying Party will have the right, at such Indemnifying Party’s expense, to assume the defense of same including the appointment and selection of counsel on behalf of the Indemnitee so long as such counsel is reasonably acceptable to the Indemnitee. If the Indemnifying Party elects to assume the defense of any such third party Claim, it shall within 30 days of its receipt of the Claim Notice notify the Indemnitee in writing of its intent to do so. The Indemnifying Party will have the right to settle or compromise or take any corrective or remediation action with respect to any such Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party, subject to the limitations in Section 6.4(c). The Indemnitee will be entitled, at its own cost, to participate with the Indemnifying Party in the defense of any such Claim. If the Indemnifying Party assumes the defense of any such third-party Claim but fails to diligently prosecute such Claim, or if the Indemnifying Party does not assume the defense of any such Claim, the Indemnitee may assume control of such defense and in the event it is determined pursuant to the procedures set forth in Article VI that the Claim was a matter for which the Indemnifying Party is required to provide indemnification under the terms of this Article VI, the Indemnifying Party will bear the reasonable costs and expenses of such defense (including reasonable attorneys’ fees and expenses).

(c) Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree, in each case, that subjects the Indemnitee to any criminal liability, requires an admission of guilt, wrongdoing or fault on the part of the Indemnitee or imposes any continuing obligation on or requires any payment from the Indemnitee without the Indemnitee’s prior written consent.

(d) Notwithstanding anything in this Article VI to the contrary, any indemnification payment pursuant to this Article VI shall be effected by wire transfer of immediately available funds from the Indemnifying Party to an account designated by the Indemnitee within twenty (20) days after the determination thereof; provided, however, that prior to any payment to HPIP by Seller pursuant to this Article VI, claims for payments for any losses payable to HPIP pursuant to this Article VI shall be satisfied first, pursuant to Section 2.4(a) and the Escrow Agreement, from the Seller Restricted Common Units, second, pursuant to Section 2.4(a) and the Escrow Agreement, from the Seller Warrants, if available, and third, through a reduction in the amount of the Retained GP Interest by an amount equal to any losses payable to HPIP pursuant to this Article VI. For the purpose of determining the amount of the reduction of the Retained GP Interest pursuant to this Section 6.4(d), the Retained GP Interest will have a value of the fair market value as of the date of payment of such claim and any reduction of the Retained GP Interest pursuant to this Section 6.4(d) will reduce the relative value of the Class B Membership Interest and the Sharing Percentage (in each case as defined in the Second Amended & Restated GP LLC Agreement) attributable to the Retained GP Interest.

6.5 No Reliance.

(a) THE REPRESENTATIONS AND WARRANTIES OF HPIP CONTAINED IN ARTICLE III CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF HPIP TO SELLER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE REPRESENTATIONS OF SELLER CONTAINED IN ARTICLE IV CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLER TO HPIP IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, NO PARTY OR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SUCH PARTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH PARTY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH PARTY OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING WITH RESPECT TO THE DISTRIBUTION OF, OR ANY PERSON’S RELIANCE ON, ANY INFORMATION, DISCLOSURE OR OTHER DOCUMENT OR OTHER MATERIAL MADE AVAILABLE TO ANY PARTY IN ANY DATA ROOM, ELECTRONIC DATA ROOM, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT). EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, EACH PARTY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO ANY OTHER PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY PARTY OR ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT OR REPRESENTATIVE OF SUCH PARTY OR ANY OF ITS AFFILIATES).

(b) Except as provided in 6.1 and 6.2, no Party nor any Affiliate of a Party shall assert or threaten, and each Party hereby waives and shall cause such Affiliates to waive, any claim or other method of recovery, in contract, in tort or under applicable Law, against any Person that is not a Party (or a successor to a Party) relating to the transactions contemplated by this Agreement.

6.6 Tax Treatment. Any payments made to any Party pursuant to Article VI shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by the Parties on their Tax Returns to the extent permitted by law.

ARTICLE VII

GOVERNING LAW AND CONSENT TO JURISDICTION

7.1 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

7.2 Consent to Jurisdiction. The Parties irrevocably submit to the exclusive jurisdiction of (a) the Delaware Court of Chancery, and (b) any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), for the purposes of any Proceeding arising out of this Agreement or the transactions contemplated hereby (and each agrees that no such Proceeding relating to this Agreement or the transactions contemplated hereby shall be brought by it except in such courts). The Parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Delaware Court of Chancery, or (ii) any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties hereto also agrees that any final and non-appealable judgment against a Party hereto in connection with any Proceeding shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

7.3 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.3.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the Parties hereto.

8.2 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the Party or Parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.3 Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable overnight delivery service or other courier or by certified mail, postage prepaid, return receipt requested, and shall be deemed to have been duly given (a) as of the date of delivery if delivered personally or by overnight delivery service or other courier or (b) on the date receipt is acknowledged if delivered by certified mail, addressed as follows; provided that a notice of a change of address shall be effective only upon receipt thereof:

If to HPIP to:

High Point Infrastructure Partners, LLC

c/o ArcLight Capital Partners, LLC

200 Clarendon Street, 55th Floor

Boston, MA 02117

Attention: Jake Erhard and Lucius Taylor

With a copy to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

Attention: Sean T. Wheeler

E-mail: sean.wheeler@lw.com

If to Seller to:

AIM Midstream Holdings, LLC

950 Tower Lane, Suite 800

Foster City, CA 94404

Attention: Edward O. Diffendal and Robert B. Hellman, Jr.

With a copy to:

Vinson & Elkins LLP

1001 Fannin

Suite 2500

Houston, TX 77002

Attention: Douglas E. McWilliams

E-mail: dmcwilliams@velaw.com

8.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. No Party may assign or transfer this Agreement or any of its rights, interests or obligations under this Agreement without the prior written consent of the other Parties; provided, that HPIP may transfer its rights and obligations hereunder (including the right to seek indemnification) in whole or in part to any Affiliate of HPIP without the consent of Seller, but, for the period ending on the date that is 16 months from the date hereof, no such transfer shall relieve HPIP of any of its obligations under this Agreement without AMID’s express prior written approval. Any attempted assignment or transfer in violation of this Agreement shall be null, void and ineffective.

8.5 Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and assigns. Except as provided in Section 5.9, none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Party or any of their Affiliates. No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any liability (or otherwise) against any other Party.

8.6 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, among the Parties or between any of them with respect to such subject matter.

8.7 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

8.8 Representation by Counsel. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and the documents referred to herein, and that it has executed the same upon the advice of such independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Therefore, the Parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

8.9 Disclosure Schedules. The inclusion of any information (including dollar amounts) in any section of the HPIP Disclosure Schedules or the Seller Disclosure Schedules shall not be deemed to be an admission or acknowledgment by a Party that such information is required to be listed on such section of the HPIP Disclosure Schedules or the Seller Disclosure Schedules or is material to or outside the ordinary course of the business of such Party or the Person to which such disclosure relates. The information contained in this Agreement, the Exhibits and the Schedules is disclosed solely for purposes of this Agreement, and no information contained in this Agreement, the Exhibits or the Schedules shall be deemed to be an admission by any Party to any third Person of any matter whatsoever (including any violation of a legal requirement or breach of contract). The disclosure contained in one disclosure schedule contained in the HPIP Disclosure Schedules or Seller Disclosure Schedules may be incorporated by reference into any other disclosure schedule contained therein, and shall be deemed to have been so incorporated into any other disclosure schedule so long as it is readily apparent that the disclosure is applicable to such other disclosure schedule.

8.10 Facsimiles; Counterparts. This Agreement may be executed by facsimile signatures by any Party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its respective duly authorized officers as of the date first above written.

HIGH POINT INFRASTRUCTURE PARTNERS, LLC

By:	/s/ Daniel R. Revers
Name: Daniel R. Revers
Title: President

AIM MIDSTREAM HOLDINGS, LLC

By:	AIM Universal Holdings, LLC,
its Manager

By:	/s/ Robert B. Hellman
Name: Robert B. Hellman, Jr.
Title: Managing Member

Signature Page to

Purchase Agreement

EXHIBIT A

DEFINITIONS

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that “Affiliate” shall not be deemed to include (a) other than HPIP, (i) any portfolio company in which any investment fund Affiliates of HPIP have made a debt or equity investment, or (ii) any fund or other investment entity in which any investment fund Affiliates of HPIP serves as an investment manager or advisor, or (b) other than Seller, (i) any portfolio company in which any investment fund Affiliates of Seller have made a debt or equity investment, or (ii) any fund or other investment entity in which any investment fund Affiliates of Seller serves as an investment manager or advisor.

“Agreement” is defined in the Preamble.

“AMID Assets” means the assets owned on the Closing Date by AMID and its Subsidiaries, taken as a whole. For the avoidance of doubt, AMID Assets do not include any of the High Point Assets (as such term is defined in the Contribution Agreement).

“AMID Benefit Plans” is defined in Section 4.18(a).

“AMID Businesses” means the businesses conducted or operated as of the Closing Date by the AMID Entities using any of the AMID Assets, taken as a whole, including the associated liabilities. For the avoidance of doubt, AMID Businesses do not include the High Point Businesses (as such term is defined in the Contribution Agreement).

“AMID Credit Facility” means the Credit Agreement, dated as of August 1, 2011, among AMID, Operating Company, Bank of America, N.A. and the lenders party thereto, as amended from time.

“AMID Entities” means AMID, AMID GP and each Subsidiary of the foregoing, collectively.

“AMID ERISA Plans” is defined in Section 4.18(a).

“AMID Financial Statements” is defined in Section 4.11.

“AMID GP” is defined in the Recitals.

Exhibit A-1

“AMID GP Expenses” means (i) 100% of all reasonable and documented attorneys, accountants and consultants fees of the AMID Entities related to the negotiation, execution and performance of this Agreement and the transactions contemplated hereby, (ii) 100% of any fees and expenses associated with the consents or waivers under the AMID Credit Facility to permit the consummation of the transactions contemplated by the Transaction Documents or other amendments thereto as of the Closing Date, (iii) 100% of any fees and expenses payable to financial advisors by AMID GP, including, without limitation, fees and expenses payable to Citigroup Global Markets, Inc., (iv) 100% of any expenses incurred by HPIP or any AMID Entity in connection with the obligations contained in Section 5.9(b) of this Agreement; and (v) 50% of all reasonable and documented attorneys, accountants, financial advisors (including, without limitation, fees and expenses payable to Petrie Partners, LLC) and consultants fees of the AMID Entities (including, without limitation, the Conflicts Committee of the Board of Directors of AMID GP) directly related to the negotiation, execution and performance of the Contribution Agreement or the Third Amended and Restated Partnership Agreement and the transactions contemplated thereby; provided, however, that for the avoidance of doubt, AMID GP Expenses shall not include any expenses related to the Equity Restructuring.

“AMID GP Interest” is defined in Section 4.5.

“AMID Interests” is defined in Section 4.5.

“AMID Material Adverse Effect” means any Material Adverse Effect in respect of the AMID Entities, taken as a whole.

“AMID Material Contracts” is defined in Section 4.14.

“AMID Policies” is defined in Section 4.22.

“AMID SEC Documents” is defined in Section 4.11.

“AMID” is defined in the Recitals.

“Assignment of Interest” is defined in Section 2.3.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable Laws.

“Cap” is defined in Section 6.3.

“Claim Notice” is defined in Section 6.4.

“Claim” is defined in Section 6.4.

“Closing Date” is defined in Section 2.2.

“Closing” is defined in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unit” means a common unit representing a limited partner interest in AMID.

“Contract” means any written agreement, lease, license, note, evidence of indebtedness, mortgage, security agreement, understanding, instrument or other legally binding arrangement.

Exhibit A-2

“Contribution Agreement” is defined in the Recitals.

“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of Voting Interests, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.

“Convertible Preferred Units” is defined in the Recitals.

“Creditors’ Rights” is defined in Section 3.2.

“De Minimis Claim” is defined in Section 6.3.

“Deductible” is defined in Section 6.3.

“Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended from time to time during the term of this Agreement.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time during the term of this Agreement.

“Disclosure Schedule” means (i) with respect to HPIP, the HPIP Disclosure Schedules, and (ii) with respect to Seller, the Seller Disclosure Schedules.

“Draft 2012 10-K” is defined in Section 4.12(a).

“Environmental Laws” means any and all Laws pertaining to the prevention of pollution, the protection of human health (including worker health and safety) and the environment (including ambient air, surface water, ground water, land, surface or subsurface strata and natural resources) and the investigation, removal and remediation of contamination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b),(c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to section 4001(a)(14) of ERISA.

“Equity Restructuring” means a combination or restructuring of some or all of the Incentive Distribution Rights or Subordinated Units.

“Equity Restructuring Completion Date” means the date of completion of the Equity Restructuring.

“Escrow Agent” means Deutsche Bank Trust Company Americas, a New York banking corporation.

“Expiration Date” is defined in Section 6.3.

Exhibit A-3

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FERC” means the Federal Energy Regulatory Commission of the United States of America.

“Fraud” means actual fraud involving a knowing and intentional misrepresentation of a material fact.

“Fundamental Representations” shall mean the representations and warranties set forth in Sections 3.1, 3.2, 3.6, 4.1, 4.2, 4.5, 4.6, 4.7, 4.17 and 4.19.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof.

“GP Notes” means (a) the Promissory Note dated September 28, 2012 between American Midstream GP, LLC and American Infrastructure MLP Private Equity Fund, L.P. with a principal amount of $582,400, (b) the Promissory Note dated September 28, 2012 between American Midstream GP, LLC and American Infrastructure MLP Private Equity Fund, L.P. with a principal amount of $222,600 and (c) the Promissory Note dated September 28, 2012 between American Midstream GP, LLC and American Infrastructure MLP Private Equity Fund, L.P. with a principal amount of $195,000.

“Hazardous Substances” means each substance, waste or material regulated, defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law; provided that the term Hazardous Substances shall be deemed not to include petroleum, petroleum products, natural gas or natural gas liquids while they are secured in containers or vessels that are in good condition and compliant with applicable Environmental Laws.

“HPIP Disclosure Schedules” means the disclosure schedules to this Agreement prepared by HPIP and delivered to Seller on the date hereof.

“HPIP Entities” means High Point Gas Transmission Holdings, LLC, a Delaware limited liability company, High Point Gas Gathering Holdings, LLC, a Delaware limited liability company, and each of their respective Subsidiaries.

“HPIP Indemnitees” is defined in Section 6.2.

“Incentive Distribution Rights” has the meaning ascribed to such term in the Third Amended and Restated Partnership Agreement.

“Indemnified Party” is defined in Section 6.3.

Exhibit A-4

“Indemnifying Party” is defined in Section 6.3.

“Indemnitees” is defined in Section 6.2.

“Intellectual Property” means patents, trademarks, copyrights, and trade secrets.

“Knowledge” means (a) with respect to HPIP, the actual knowledge of Jake Erhard and Matt Rowland and (b) with respect to Seller, the actual knowledge of Bob Hellman, Ed Diffendal and Wayne Sackett.

“Law” means any law, statute, code, ordinance, order, rule, rule of common law, regulation, judgment, decree, injunction, franchise, permit, certificate, license or authorization of any Governmental Authority.

“Lien” means, with respect to any property or asset, (i) any mortgage, pledge, security interest, lien or other similar property interest or encumbrance in respect of such property or asset, and (ii) any easements, rights-of-way, restrictions, restrictive covenants, preferential purchase right, right-of-fund refusal, right-of-fund offer, rights, leases and other encumbrances on title to real or personal property (whether or not of record).

“Listed AMID Benefit Plans” is defined in Section 4.18(b).

“Losses” is defined in Section 6.1.

“Material Adverse Effect” means, with respect to any Person, any change, event or development that is materially adverse to the business, financial condition, or operations of such Person and its Subsidiaries, taken as a whole; provided, however, that, a Material Adverse Effect shall not be deemed to have occurred as a result of any of the following changes, events, circumstances, developments or occurrences (either alone or in combination): (a) any change in accounting requirements or principles imposed by GAAP after the Closing Date but which does not, in each case, have a materially disproportionate impact on the business of such Person and its Subsidiaries or (b) any change resulting from the execution of this Agreement or the announcement of the transactions contemplated hereby.

“Multiemployer Plan” is defined in Section 4.18(f).

“NYSE” is defined in Section 4.23.

“Operating Company Operating Agreement” is defined in Section 4.7.

“Operating Company Subsidiaries” is defined in Section 4.7.

“Operating Company” is defined in Section 4.7.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, limited partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

Exhibit A-5

“Parties” is defined in the Preamble.

“Party” is defined in the Preamble.

“Permits” means all permits, approvals, consents, licenses, franchises, exemptions and other authorizations, consents and approvals of or from Governmental Authorities.

“Permitted Liens” means, with respect to any Person, (a) statutory Liens for current Taxes applicable to the assets of such Person or assessments not yet delinquent or the amount or validity of which is being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, warehousemen’s, materialmen’s, carriers’, workers’, repairmens’, landlords’ and other similar liens arising or incurred in the ordinary course of business of such Person relating to obligations that are not overdue for a period of more than 30 days or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (c) Liens as may have arisen in the ordinary course of business of such Person, none of which are material to the ownership, use or operation of the assets of such Person; (d) any state of facts that an accurate on the ground survey of any real property of such Person would show, and any easements, rights-of-way, restrictions, restrictive covenants, rights, leases, and other encumbrances on title to real or personal property filed of record, in each case that do not materially detract from the value of or materially interfere with the use and operation of any of the assets of such Person; (e) statutory Liens for obligations that are not delinquent, (f) Liens encumbering the fee interest of those tracts of third party owned real property encumbered by Rights-of-Way, (g) legal highways, zoning and building laws, ordinances and regulations, that do not materially detract from the value of or materially interfere with the use of the assets of such Person in the ordinary course of business; (h) any Liens with respect to assets of such Person, which, together with all other Liens, do not materially detract from the value of such Person or materially interfere with the present use of the assets owned by such Person or the conduct of the business of such Person; (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA; and (j) deposits to secure the performance of bids, trade contracts and leases, statutory obligations, surety and appeal bonds or performance bonds and other obligations of a like nature incurred in the ordinary course of business.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

Exhibit A-6

“Proceeding” means any civil, criminal or administrative actions, suits, investigations or other proceedings before any Governmental Authority.

“Purchase Price” is defined in Section 2.1.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Responsible Officer” means, with respect to any Person, any vice-president or more senior officer of such Person.

“Restricted Period” is defined in Section 5.11.

“Retained GP Interest” is defined in the Recitals.

“Rights-of-Way” means easements, rights-of-way and similar real estate interests.

“SEC” is defined in Section 4.11.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” is defined in the Preamble.

“Seller Disclosure Schedules” means the disclosure schedule to this Agreement prepared by Seller and delivered to HPIP on the date hereof.

“Seller Indemnitees” is defined in Section 6.1.

“Seller Restricted Common Units” means 500,000 Common Units held of record by Seller.

“Seller Warrants” means warrants for the purchase of 300,000 Common Units, with a $0.01 per warrant exercise price, exercisable on the later of (i) the date that is eighteen (18) months from the Equity Restructuring Completion Date and (ii) the date that the volume weighted average price of the Common Units, based on the closing price of the Common Units traded on the NYSE, shall exceed twenty-five dollars ($25) for 30 consecutive trading days, which warrant shall contain customary anti-dilution and other protections.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subject Interests” is defined in the Recitals.

“Subordinated Units” is defined in the Recitals.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which a majority of the Voting Interests are at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

Exhibit A-7

“Tax” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any related or supporting information or schedules) supplied or required to be supplied to any taxing authority or any Person with respect to Taxes and including any supplement or amendment thereof.

“Third Amended and Restated Partnership Agreement” is defined in the Recitals.

“Transaction Documents” means this Agreement, the Second Amended & Restated GP LLC Agreement, the Third Amended and Restated Partnership Agreement, the Contribution Agreement, the Escrow Agreement, the Assignment of Interest and the agreements, instruments, documents and certificates contemplated hereby and thereby.

“Transfer Taxes” is defined in Section 5.8.

“Transferred AMID GP Membership Interest” is defined in the Recitals.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Voting Interests” of any Person as of any date means the equity interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, general partners or trustees of such Person (regardless of whether, at the time, equity interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency) or, with respect to a partnership (whether general or limited), any general partner interest in such partnership.

Exhibit A-8